FINANCIAL INFORMATION WITH RESPECT TO
THE ACQUIRED BUSINESS AS OF AND FOR
THE QUARTER ENDED SEPTEMBER 30, 2007

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,233,281	$2,482,608
Accounts receivable
Oil and gas sales	1,768,129	1,551,494
Affiliates and other, net	659,759	493,120
Inventory	85,523	73,781
Other current assets	212,029	301,578
Total current assets	5,958,721	4,902,581
Property and equipment, at cost
Oil and gas properties, full cost method	36,757,054	35,639,538
Other	1,399,789	1,271,035
Less accumulated depreciation, depletion and amortization	(7,605,615)	(5,635,280)
Property and equipment, net	30,551,228	31,275,293
Other assets
Investment in partnership	35,324	30,001
Deferred fees, net of amortization	—	111,109
Real estate held for development	582,045	584,167
Total other assets	617,369	725,277
Total assets	$37,127,318	$36,903,151
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable
Trade	$771,574	$970,894
Oil and gas sales	71,341	395,528
Current portion of long-term debt	20,750,000	1,750,000
Fair value of commodity derivatives	1,791,187	633,073
Current income taxes payable	31,104	123,053
Asset retirement obligation - current	186,545	177,411
Accrued liabilities and other	920,932	936,712
Total current liabilities	24,522,683	4,986,671
Long-term debt, net of current portion	21,000,000	40,250,000
Fair value of commodity derivatives - non-current	288,046	440,873
Asset retirement obligation - non-current	1,721,637	1,678,296
Total liabilities	47,532,366	47,355,840
Stockholders’ equity (deficit)
Common stock, $.001 par value, authorized 100,000,000 shares; Shares issued and outstanding: 23,777,322 and 23,799,322 at September 30, 2007 and December 31, 2006, respectively	23,777	23,799
Additional paid-in capital	64,231,323	64,275,801
Retained earnings (deficit)	(74,660,148)	(74,752,289)
Total stockholders’ equity (deficit)	(10,405,048)	(10,452,689)
Total liabilities and stockholders’ equity (deficit)	$37,127,318	$36,903,151

The accompanying notes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Oil and gas sales	$4,673,266	4,609,896	12,805,907	13,872,248
Costs and expenses
Lease operating expense	1,900,777	1,534,228	4,671,330	4,635,195
General and administrative expense	758,313	510,113	2,214,375	1,805,089
Depreciation, depletion and amortization expense	658,828	608,086	1,970,335	1,732,384
Accretion expense	37,521	40,340	110,011	107,280
Total costs and expenses	3,355,439	2,692,767	8,966,051	8,279,948
Operating income	1,317,827	1,917,129	3,839,856	5,592,300
Other income (expense)
Interest expense	(912,721)	(914,761)	(2,694,987)	(2,588,370)
Change in fair value of derivatives	(312,054)	2,913,153	(1,142,536)	2,653,564
Gain on sale of assets	—	—	127,021	368,067
Other income	(6,351)	19,280	(37,213)	58,093
Total other income (expense), net	(1,231,126)	2,017,672	(3,747,715)	491,354
Income before income taxes	86,701	3,934,801	92,141	6,083,654
Income tax benefit
Current	—	—	—	—
Deferred	—	—	—	—
Total income tax benefit	—	—	—	—
NET INCOME	$86,701	3,934,801	92,141	6,083,654
Earnings per share	$0.00	0.17	0.00	0.26
Weighted average shares outstanding	23,794,235	23,799,322	23,797,608	23,797,564

The accompanying notes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Nine Months Ended September 30, 2007

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Total
	Shares	Par Value

Balance, December 31, 2006	23,799,322	$23,799	64,275,801	(74,752,289)	(10,452,689)
Acquisition and retirement of common stock, at cost	(22,000)	(22)	(44,478)	—	(44,500)
Net income (unaudited)	—	—	—	92,141	92,141
Balance, September 30, 2007 (unaudited)	23,777,322	$23,777	64,231,323	(74,660,148)	(10,405,048)

The accompanying notes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$92,141	6,083,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,970,335	1,732,384
Accretion of asset retirement obligation	110,011	107,280
Amortization of deferred loan fees	200,001	200,002
Gain on sale of property and equipment	(127,021)	(368,067)
Change in fair value of derivatives	1,142,536	(2,653,564)
Changes in operating assets and liabilities:
Increase in accounts receivable	(383,274)	(355,008)
Increase in inventory	(11,742)	(23,447)
Decrease in other current assets	657	—
(Decrease) increase in accounts payable	(523,507)	441,911
Decrease in fair value of commodity derivatives	(137,249)	(239,045)
Decrease in income taxes payable	(91,949)	(75,327)
Decrease in accrued liabilities and other	(15,780)	(531,928)
Net cash provided by operating activities	2,225,159	4,318,845
Cash flows from investing activities:
Property and equipment additions	(1,303,806)	(6,033,420)
Partnership distributions	(5,323)	—
Proceeds from sale of property and equipment	129,143	565,000
Net cash used in investing activities	(1,179,986)	(5,468,420)
Cash flows from financing activities:
Purchase and retirement of common stock	(44,500)	—
Payments of bank borrowings	(250,000)	(500,000)
Net cash used in financing activities	(294,500)	(500,000)
Net increase (decrease) in cash and cash equivalents	750,673	(1,649,575)
Cash and cash equivalents, beginning of year	2,482,608	3,690,183
Cash and cash equivalents, end of period	$3,233,281	2,040,608

The accompanying notes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Non-cash financing and investing activities:
Asset retirement cost and obligation	$(57,536)	34,264
Cash paid during the period for:
Taxes	$—	—
Interest	$2,490,887	2,234,119

The accompanying notes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 1 — Organization, Basis of Presentation and Nature of Operations

Organization

Tandem Energy Holdings, Inc. (“Tandem”) is a publicly traded, non-reporting company. It was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“Las Vegas”) on July 22, 1993, to engage in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, Las Vegas filed for bankruptcy protection and ceased being a reporting company and ceased operations. In 1998, Las Vegas changed its name to Pacific Medical Group, Inc. (“Pacific”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. That business was unsuccessful and Pacific ceased operations for some years. In February, 2005, Pacific changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation, a privately held Colorado corporation (“TEC”), which had acquired certain oil and gas assets of Shamrock Energy Corporation, a privately held Texas corporation (“Shamrock”), became a wholly owned subsidiary of Tandem. TEC and Shamrock, independent oil and gas E & P companies headquartered in Midland, Texas, have been engaged in the oil and gas industry since 1977 and 2004, respectively.

Basis of Presentation

The acquisition by Tandem in June, 2005, of all of the outstanding stock of TEC is accounted for as a combination of entities under common control, sometimes referred to hereinafter as the “share exchange.” Consequently, the assets, liabilities and results of operations presented herein are the historical results of operations of Tandem and TEC. The financial statements presented herein are the historical financial statements of the combined entities. See Note 3 for a detailed discussion of this transaction.

Nature of Operations

Tandem based in Midland, Texas, is engaged in the exploration, development and production of oil and gas properties located primarily in Texas and New Mexico.

Substantially all of Tandem’s oil and gas production is sold under short-term contracts which are market-sensitive. Accordingly, Tandem’s financial condition, results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, crude oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the control of Tandem. These factors include the level of global demand for petroleum products, foreign supply of oil and gas, the establishment of and compliance with production quotas by oil-exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both foreign and domestic.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Tandem and its wholly owned subsidiaries, Tandem Energy Corporation and Mixon Drilling, Inc. All intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policy most affected by management’s estimates and assumptions is the reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization (“DD&A”), and the determination of any impairment of long-lived assets.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

Oil and Gas Properties

Tandem uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (SEC). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. Tandem has defined a cost center by country. Currently, all of Tandem’s oil and gas properties are located within the continental United States.

Properties and equipment include costs that are excluded from costs being depreciated or amortized. Oil and gas costs excluded represent investments in unproved properties and major development projects in which Tandem owns a direct interest. These unproved property costs include nonproducing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized in the DD&A pool.

Depreciation, Depletion and Amortization

The depreciable base for oil and gas properties includes the sum of capitalized costs net of accumulated DD&A, estimated future development costs and asset retirement costs not accrued in oil and gas properties, less costs excluded from amortization and salvage. The depreciable base of oil and gas properties and mineral investments are amortized using the unit-of-production method based on total proved oil and gas reserves. Properties and equipment carrying values do not purport to represent replacement or market values.

Proved Oil and Gas Reserves

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

(i)
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contracts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved Oil and Gas Reserves

(iii)	Estimates of proved reserves do not include the following:

(A)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

(B)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. Currently, all of Tandem’s operations are located in the United States. The capitalized costs of proved oil and gas properties, net of accumulated DD&A and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, generally using prices in effect at the end of the period held flat for the life of production and including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, net of related tax effects, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Asset Retirement Obligation

Tandem follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires Tandem to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Income Taxes

Tandem follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Environmental Expenditures

Tandem is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require Tandem to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

Hedging Activities

From time to time, Tandem may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. Tandem accounts for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives.

Cash and Cash Equivalents

Tandem considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk — Cash

Tandem maintains its cash balances at a single major financial institution. Certain balances may at times exceed the federally insured limits established by the Federal Deposit Insurance Corporation. Tandem has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Inventory

Inventory consists primarily of tubular goods and other well equipment which Tandem plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value.

Investment in Partnership

Tandem uses the equity method to account for its non-operating 33-1/3% interest in a real estate partnership.

Real Estate Held for Development

Tandem’s real estate held for development is at cost and relates to undeveloped land located near Tomball, Texas.

Debt Financing Costs

As discussed in Note 4, certain financing costs related to Tandem’s revolving line of credit have been capitalized. The deferred debt financing costs are being amortized over the term of the financing.

Stock-Based Compensation

Tandem has not issued any stock-based compensation to employees for the nine months ended September 30, 2006 and 2007.

Revenue Recognition and Gas Balancing

Tandem utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which Tandem is entitled based on its revenue interests in the properties. Tandem did not have any significant gas imbalance positions at September 30, 2007 or December 31, 2006.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net income and comprehensive income for the three months ended September 30, 2007 and 2006.

Concentration Risks

Tandem sells its oil and natural gas production to various customers, serves as operator in the drilling, completion and operation of oil and gas wells, and from time to time enters into derivatives with various counterparties. When management deems appropriate, Tandem may obtain letters of credit to secure amounts due from its significant oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties.

Accounts Receivable and Allowance for Doubtful Accounts

Tandem’s trade receivables consist of receivables from non-operators who own an interest in properties which Tandem operates. Tandem has the ability and the right to withhold oil and gas revenues from any owner who is delinquent in their payments. At September 30, 2007 and December 31, 2006, all trade receivables were collectable; therefore, the allowance for doubtful accounts was zero.

Recent Accounting Pronouncements

SFAS 155 — In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS 155 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

SFAS 156 — In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS 156”) which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires the initial recognition at fair value of a servicing asset or servicing liability when an obligation to service a financial asset is undertaken by entering into a servicing contract. The adoption of SFAS 156 effective January 1, 2007 should not affect our financial position or results of operations.

SFAS 157 — In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy. SFAS 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We will adopt SFAS 157 as of January 1, 2008. Adoption should have no effect on our financial position or results of operations.

SFAS 159 — In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the provisions of SFAS 159 and assessing the impact it may have on our financial position and results of operations.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

FASB Staff Position AUG AIR-1 — FASB Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), prohibits companies from accruing as a liability in annual and interim periods the future costs of periodic major overhauls and maintenance of plant and equipment (the “accrue-in-advance method”). Other previously acceptable methods of accounting for planned major overhauls and maintenance (the direct expense, built-in overhaul and deferral methods) will continue to be permitted. The new requirements apply to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. We will adopt FSP AUG AIR-1 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

FIN 48 — In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 effective January 1, 2007. However, the FASB is in the process of issuing Proposed FSP FIN 48-a, “Implementation Guidance on Interpretation 48”. The guidance will provide conditions for determining when a tax position is considered to be effectively settled through examination. Although the final amount of our adoption adjustment will depend on the guidance issued, we do not expect the final impact of adoption to have a material effect on our financial position.

Note 3 — Common Stock and Significant Transactions

The following is a description of Tandem’s common stock transactions and other significant events:

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
February 2005(1)	Acquisition of control of Pacific		16,322
March 1, 2005(2)	Proposed acquisitions of TEC and Shamrock by Tandem Energy Holdings, Inc. (Texas)
March 7, 2005(1)	Shares issued to sole officer and director (Mortensen)		20,000,000
March 8, 2005(3)	Shares issued to third parties		2,000,000
March 16, 2005(3)	Shares issued to third parties		250,000
March 17, 2005(4)	Cancellation of shares issued to Mortensen		(20,000,000)
March 17, 2005(4)	Issuance of shares to TEC/Shamrock control group and former director Mortensen		20,000,000
May 31, 2005(5)	Original TEC and Shamrock purchase agreements terminated		—
June 1, 2005(5)	Cancellation of shares issued to TEC/Shamrock control group and former director Mortensen		(20,000,000)
June 1, 2005(6)	Restated acquisition agreements of TEC and Shamrock		—
June 1, 2005(7)	Issuance of shares to Tandem management as compensation	9,143,000
June 8, 2005(8)	Acquisition and retirement of Tandem treasury stock	—
June 8, 2005(9)	Shares issued for acquisition of Shamrock assets	7,500,000
June 8, 2005(10)	Shares issued for acquisition of TEC stock	3,000,000

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
June 14, 2005(7)	Shares issued to related party	100,000
June-July 2005(7)	Shares issued for compensation	257,000
	Total shares issued		20,000,000
June 14, 2005(11)	Shares issued in connection with private placement offering		1,533,000
September, 2007(12)	Acquisition and retirement of common stock, at cost, 10,000 shares on September 7, 2007 and 12,000 shares on September 11, 2007		(22,000)
	Total shares outstanding		23,777,322

1. Acquisition of Control of Pacific

In mid-March 2005, a group of promoters, including Mr. Lyle Mortensen (“Mortensen”), claimed to have acquired control of Pacific Medical Group, which in February 2005 had changed its name to Tandem and declared a 1 for 500 reverse stock split resulting in 16,322 shares of common stock outstanding. Mr. Mortensen was named sole officer and director, and on March 7, 2005, he issued himself 20,000,000 shares of common stock.

2. Proposed Acquisitions of TEC and Shamrock

In February 2005, Mr. Mortensen had incorporated a new privately held Texas corporation (Tandem, Texas) to facilitate the acquisition of TEC and the Shamrock Assets. It was intended that Tandem, Texas would then be rolled up into Tandem.

On March 1, 2005, Tandem (Texas) entered into agreements to purchase the common stock of TEC and certain oil and gas properties owned by Shamrock to be completed no later than May 31, 2005. See the discussion below under the captions “ 9 — Acquisition of Shamrock Assets by Tandem” and “ 10 — Acquisition of TEC.”

3. Shares Issued to Third Parties

In conjunction with its formation, on March 8, 2005 and March 16, 2005, Tandem issued 2,000,000 and 250,000 shares, respectively, to third parties and recorded compensation expense of $2,680,000 and $335,000, respectively, ($1.34 per share) based on Tandem’s average closing trading price on the OTC Pink Sheet system two days before and two days after the transaction (the “average trading price”).

4. March 17, 2005 Cancellation and Issuance of Common Stock

On March 17, 2005, in anticipation of the fulfillment of the March 1, 2005 proposed TEC and Shamrock acquisitions, Mortensen cancelled the 20,000,000 shares issued to himself on March 7, 2005, and on March 17, 2005, Mortensen, as sole officer and director, issued 20 million restricted shares of common stock to a group comprised of Mortensen, principals of Tandem and Shamrock (Tim Culp, Dyke Culp and Jack Chambers) and others.

On March 30, 2005, Mortensen appointed certain TEC and Shamrock owners and management members as officers and directors of Tandem and immediately resigned as officer and director.

5. Termination of Original TEC/Shamrock Acquisition Agreements and Cancellation of Stock

On May 31, 2005, the original TEC/Shamrock acquisition agreements terminated due to the inability to secure the necessary financing. As a result of the terminations, on June 1, 2005, Tandem’s new board of directors cancelled all 20 million shares of common stock issued on March 17, 2005, for lack of consideration, and that they were issued in connection with the fulfillment of the acquisition of Tandem, Texas by Tandem, which never occurred.

All of the cancelled 20 million shares were subsequently returned to Tandem, except for 2.878 million shares controlled by Mortensen. Management of TEC believes that all of the shares controlled by Mortensen are null and void. See the additional discussion below under the captions “ 7 — Compensation Shares” with respect to any resolution of Mortensen’s 2.878 million shares.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

6. Revised TEC/Shamrock Purchase Agreements

On June 1, 2005, after the May 31, 2005 termination of the original TEC/Shamrock purchase agreements, management of TEC revised and restated the TEC/Shamrock purchase agreements.

7. Compensation Shares

On June 1, 2005, Tandem issued to Tandem’s management team and other related parties 9,143,000 compensation shares valued at $33,554,810 ($3.67 per share) and, on June 14, 2005, 100,000 compensation shares to others valued at $300,000 ($3.00 per share), based on the average trading price at date of issuance. All management shares were restricted and subject to a voting agreement.

Mortensen is contesting Tandem’s cancellation of his 2.878 million shares of common stock. Although management believes Mortensen’s claim is without merit, if Mortensen is partially or completely successful, certain members of Tandem’s management team have agreed to reduce their compensation shares for any Mortensen shares and to reimburse Tandem for any related expense. Accordingly, any resolution of the Mortensen’s shares will have no effect on Tandem’s total shares outstanding or its results of operations.

In addition, during June-July 2005, TEC issued 257,000 compensation shares valued at $735,920 (ranging from $1.96-$3.67 per share), based on the average trading price at date of issuance.

The following is a summary of TEC’s compensation share expense for the year ended December 31, 2005:

	Date Issued	Shares	Expense
Third parties (3)	March 8, 2005	2,250,000	$3,015,000
Management	June 1, 2005	9,143,000	33,554,810
Related party	June 14, 2005	100,000	300,000
Others	June-July 2005	257,000	735,920
Total		11,750,000	$37,605,730

8. Acquisition and Retirement of TEC Treasury Stock

Historically, TEC was owned equally by Joe C. Bullard and Tim G. Culp, who served as its president and vice president, respectively. Prior to 2002, the spouses of Culp and Bullard also owned shares. Under a stock redemption agreement executed in 2002, the spouses redeemed their shares for notes which required annual payments until the notes were satisfied. These notes were paid in full during the second quarter of 2005.

On June 8, 2005, in conjunction with the revised and restated TEC/Shamrock purchase agreements and pursuant to a share redemption agreement, TEC repurchased and retired as treasury stock one-half of its outstanding common shares owned by Bullard for $13.0 million and cancelled a $15,000 note receivable, funded by proceeds of the revolving line of credit discussed in Note 6 to the Consolidated Financial Statements. As a result, Tim Culp became the sole shareholder of TEC.

9. Acquisition of Shamrock Assets by Tandem

Historically, Shamrock was owned equally by Tim Culp, his brother Dyke Culp, and Jack Chambers. At date of acquisition, TEC’s then sole stockholder owned or controlled a two-thirds interest in Shamrock, the other one-third interest was owned or controlled by an unrelated third party. Accordingly, the acquisition of the two-thirds Shamrock interest has been accounted for as a combination of entities under common control using carryover historical costs, and the acquisition of the remaining one-third Shamrock interest has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

The following is a summary of the combination of entities under common control related to the two-thirds Shamrock interest:

Consideration paid to predecessor shareholder:
Cash paid	$5.3 million
Issuance of note payable	6.0 million
Repayment of certain debt	3.2 million
Issuance of 3.5 million shares valued at average trading price of $3.00 per share	10.5 million
Total consideration paid	25.0 million
Less historic cost basis of net assets acquired	2.8 million
Distribution to predecessor shareholder	$22.2 million

The following is a summary of the purchase of the one-third Shamrock interest:

Cash paid	$2.6 million
Issuance of note payable	3.0 million
Repayment of certain debt	1.6 million
Issuance of 4.0 million shares valued at average trading price of $3.00 per share	12.0 million
Total purchase price	$19.2 million

The following is a summary of the Shamrock acquisition transactions:

Cost basis of assets acquired:
Two-thirds interest	$2.8 million
One-third interest	19.2 million
Total assets acquired	22.0 million
Distribution to predecessor shareholder	22.2 million
Total consideration paid	$44.2 million

The results of operations of Shamrock’s oil and gas properties have been recorded in TEC’s consolidated financial statements since the June 1, 2005 acquisition date.

10. Acquisition of TEC

On June 8, 2005, pursuant to a restated purchase agreement, Tandem acquired the remaining 500 shares of capital stock outstanding in TEC from Tim Culp in exchange for 3.0 million shares of Tandem common stock and a note payable of $12.0 million. The 3.0 million shares of Tandem common stock were valued at the historic cost basis of the 500 shares of TEC common stock and the $12.0 million note payable is reflected as a distribution to the Tandem shareholder.

Since TEC was owned 100% by Tim Culp, and since Culp controlled more than 50% of Tandem, the acquisition of TEC by Tandem has been accounted for as a combination of entities under common control using Tandem’s and TEC’s carryover historical cost basis.

Since the business combination is accounted for as a combination of entities under common control, no purchase value adjustment for Tandem or TEC is appropriate or necessary. Consequently, the consolidated financial statements presented herein are the historical results of operations of both TEC and Tandem.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

11. Private Placement Offering

On March 30, 2005, in contemplation of original March 1, 2005 proposed TEC and Shamrock acquisitions, Tandem began a 2,000,000 private placement offering at $1.00 per share. On June 14, 2005, Tandem closed the private placement offering and issued 1,533,000 shares of common stock and received net proceeds of approximately $1.5 million. The net proceeds are being used for general operating purposes.

12. Stock Purchased and Retired

On September 7, 2007 and September 11, 2007, Tandem purchased 10,000 and 12,000 shares of Common Stock, respectively, from third parties in private transactions for $44,500. These shares have been retired and are no longer carried as outstanding at September 30, 2007.

Note 4 — Other Current Assets

Financing costs totaling $800,000 relating to Tandem’s revolving line of credit, as discussed in Note 6, were capitalized during 2005. Tandem is amortizing these costs to expense over the term of the financing; the portion scheduled to be amortized in the twelve months ended September 30, 2008 ($177,775) is included in other current assets.

Note 5 — Asset Retirement Obligation

The following table summarizes the changes in the Tandem’s asset retirement obligation for the nine months ended September 30, 2007 and 2006 as follows:

	2007	2006
Beginning of period:	$1,855,707	1,640,940
Additional abandonment obligations from new wells	—	34,264
Revisions of previous estimates	(57,536)	—
Accretion expense	110,011	107,280
End of period:	$1,908,182	1,782,484

Note 6 — Long-Term Debt

TEC’s long-term debt at September 30, 2007 and December 31, 2006 consisted of the following:

	2007	2006
Revolving line of credit	$20,750,000	21,000,000
Notes to former TEC and Shamrock owners	21,000,000	21,000,000
Total long-term debt	41,750,000	42,000,000
Less current portion of long-term debt	(20,750,000)	(1,750,000)
Long-term debt, net of current portion	$21,000,000	40,250,000

Revolving Line of Credit

On June 8, 2005, TEC entered into a revolving line of credit agreement with a bank to provide an initial borrowing base of up to $23.0 million. The borrowing base is reduced by payments of $250,000 each month beginning July 1, 2005, and the lender may redetermine the borrowing base at its discretion. The revolving line of credit expires June 8, 2008. Under the terms of the third amendment to the credit agreement, dated September 21, 2006, and in anticipation of the impending asset sale referred to in Note 12, the borrowing base was set at $21.35 million and the mandatory principal reduction requirement was waived until December 1, 2006. The December 1, 2006 principle reduction requirement was waived. On June 1, 2007, under the terms of the fourth amendment to the credit agreement, the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning October 1, 2007. Since the revolving line of credit is due on June 8, 2008, TEC has reclassed the entire $20,750,000 as current as of September 30, 2007. As discussed more fully in Note 12, the sale of the assets of TEC to Platinum Energy Resources, Inc., (Platinum) was consummated on October 26, 2007. TEC assigned all rights and obligations under the credit facility to Platinum. Pursuant to the amended credit facility, a new borrowing base was set at $5,000,000. All outstanding borrowings under the Credit Agreement were paid off at the closing of the Acquisition. Accordingly there are currently no outstanding borrowings under the Credit Agreement.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 6 — Long-Term Debt - (Continued)

The revolving line of credit is secured by Tandem’s oil and gas properties. The proceeds from the initial borrowings under the revolving line of credit were used primarily for the Shamrock acquisition in 2005 and in conjunction with the stock redemption agreement with one of TEC’s predecessor stockholders in the amount of $13.0 million also in 2005.

The revolving line of credit bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of Tandem’s outstanding borrowings to a defined borrowing base. Tandem can choose periodically to change the interest rate base which applies to outstanding borrowings. As of September 30, 2007, $20.25 million due under the revolving line of credit bears interest payable at LIBOR plus 2.25% (8.05%), and $500,000 due under a floating rate loan bears interest at prime (7.75%).

Under the terms of revolving line of credit agreement, Tandem must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the lender’s consent. In connection with the revolving line of credit, Tandem entered into crude oil and natural gas derivative swaps, puts and calls discussed in Note 8.

Notes to Former TEC and Shamrock Owners

As discussed in Note 3, Tandem issued a note payable to the sole stockholder of TEC as part of the overall consideration for the share exchange. Such note, in the principle amount of $12.0 million, bears interest at a national bank’s prime rate (7.75% at September 30, 2007) payable monthly. Interest only is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

As discussed in Note 3, TEC issued notes payable to three individuals as part of the overall consideration for the acquisition of the Shamrock properties. Such notes, in the aggregate totaling $9.0 million, bear interest at a national bank’s prime rate (7.75% at September 30, 2007) payable monthly. Interest is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

Scheduled Maturities

Annual maturities of TEC’s long-term debt for the periods ended September 30, are as follows:

2008	$20,750,000
2009 (1)	21,000,000

(1)
As discussed more fully in Note 12, the sale of the assets of TEC to Platinum Energy Resources, Inc., was consummated on October 26, 2007. All outstanding notes ($21,000,000, plus accrued interest) were paid off at the closing of the Acquisition.

Note 7 — Income Taxes

Tandem had no deferred taxes or liabilities as of September 30, 2007 and December 31, 2006 as a result of the utilization of net operating losses.

Income tax benefit (expense) for the nine months ended September 30, 2007 and 2006, differs from the expected amount based on Tandem’s income (loss) before income taxes computed at the federal statutory income tax rate as follows:

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 7 — Income Taxes - (continued)

	2007	2006
Income tax benefit (expense) computed at statutory rate	$(31,328)	(2,068,442)
Nondeductible expenses and other	400	—
Utilization (carryover) of net operating losses	30,928	2,068,442
Total income tax benefit (expense)	$—	—

At September 30, 2007, Tandem’s future financial and tax net operating loss carryforward benefits were approximately $5.4 million and $1.0 million, respectively, and are available to reduce future income taxes. If not utilized, the carryforwards will expire in 2025.

Note 8 — Price, Interest Rate and Credit Risk Management Activities

Price and Interest Rate Risks

Tandem engages in price risk management activities from time to time. These activities are intended to manage Tandem’s exposure to fluctuations in commodity prices for natural gas and crude oil. Tandem utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, Tandem is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices.

During 2006 and 2005, as discussed in Note 6, Tandem’s revolving line of credit required Tandem to execute various crude oil and natural gas swaps, collars, puts and calls (derivative financial instruments). Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. For the nine months ended September 30, 2007 and 2006, Tandem recognized a ($1.1) million loss and a $2.9 million gain associated with the change in the fair value of derivatives.

Tandem has not entered into any additional crude oil or natural gas financial derivative contracts since December 31, 2006. Tandem accounts for its financial derivative contracts using mark-to-market accounting.

Presented below are summaries of Tandem’s crude oil and natural gas derivative financial contracts at September 30, 2007 and December 31, 2006, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As indicated, Tandem does not have any financial derivative contracts that extend beyond December 2009.

The total fair value of the crude oil and natural gas financial derivative contracts at September 30, 2007, was a liability of approximately $2.1 million as follows:

Period Ended September 30,	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (Stated in Thousands)
2008	Gas Collar	504,000	$5.00/11.02	$(59)
	Gas Call Option Sold	504,000	9.10	(252)
	Gas Call Option Purchased	504,000	12.00	88
	Gas Put Option Sold	504,000	5.00	(29)
	Gas Put Option Purchased	504,000	6.00	100
	Oil Collar	136,336	40.00/72.10	(1,088)
	Oil Call Option Sold	150,000	67.00	(1,140)
	Oil Call Option Purchased	150,000	72.10	589

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 8 — Price, Interest Rate and Credit Risk Management Activities  - (continued)

Period Ended September, 30	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (Stated in Thousands)
2009	Oil Swaps	90,000	71.00	(236)
2010	Oil Swaps	30,000	71.00	(52)
	Total fair value liability			$(2,079)

The fair value of Tandem’s financial derivative contracts at September 30, 2007 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(1,791)
Long-term portion	(288)
Total fair value liability	$(2,079)

The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2006, was a liability of approximately $1.1 million as follows:

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (Stated in Thousands)
2007	Gas Collar	504,000	$5.00/11.02	$(44)
	Gas Call Option Sold	504,000	9.10	(279)
	Gas Call Option Purchased	504,000	12.00	125
	Gas Put Option Sold	504,000	5.00	(81)
	Gas Put Option Purchased	504,000	6.00	220
	Oil Collar	142,834	40.00/72.10	(337)
	Oil Call Option Sold	150,000	67.00	(629)
	Oil Call Option Purchased	150,000	72.10	392
2008	Gas Collar	378,000	5.00/11.02	(113)
	Gas Call Option Sold	378,000	9.10	(361)
	Gas Call Option Purchased	378,000	12.00	186
	Gas Put Option Sold	378,000	5.00	(74)
	Gas Put Option Purchased	378,000	6.00	170
	Oil Collar	102,085	40.00/72.10	(433)
	Oil Call Option Sold	112,500	67.00	(769)
	Oil Call Option Purchased	112,500	72.10	544
2009	Oil Swaps	120,000	71.00	409
	Total fair value liability			$(1,074)

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 8 — Price, Interest Rate and Credit Risk Management Activities  - (continued)

The fair value of Tandem’s financial derivative contracts at December 31, 2006 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(633)
Long-term portion	(441)
Total fair value liability	$(1,074)

The natural gas and crude oil prices shown in the above tables are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

The following table summarizes the estimated fair value of financial instruments and related transactions at September 30, 2007 and December 31,2006 (in millions): (The carrying amount and the estimated fair value (1) are the same for each period reported.

	September 30, 2007	December 31, 2006
Long-Term Debt	$21.0	40.0
NYMEX-Related Commodity Derivative
Market Positions(1)	$2.1	1.1

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Note 9 — Commitments and Contingencies

Legal Proceedings

Except as discussed in Note 13, Tandem is not currently a defendant in any lawsuit arising in the ordinary course of business.

Note 10 — Related Party Transactions

During the nine months ended September 30, 2007, Mixon Drilling, Inc. , a wholly owned subsidiary of TEC, received approximately $49 thousand from a major shareholder to drill a well in southeast Texas. The shareholder is neither an employee nor a director of TEC, and the contract drilling rate was commensurate with third party rates.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 11 — Oil and Gas Properties

The following table sets forth changes in Tandem’s capitalized costs for oil and gas properties for the periods ended September 30, 2007 and December 31, 2006 and 2005:

	Intangible Costs	Lease & Well Equipment	Leasehold Cost	Total
Balance at December 31, 2005	$5,278,087	10,498,577	13,299,370	29,076,034
Additions	4,228,983	2,328,231	6,290	6,563,504
Balance at December 31, 2006	9,507,070	12,826,808	13,305,660	35,639,538
Additions	421,224	696,292	—	1,117,516
Balance at September 30, 2007	$9,928,294	13,523,100	13,305,660	36,757,054

Note 12 — Subsequent Event - Sale of Tandem Assets

On January 26, 2006, Tandem announced that it had executed a definitive merger agreement (“Merger Agreement”) with Platinum, a publicly-owned entity, for the acquisition of 100% of the outstanding stock of Tandem for total cash consideration of approximately $102 million.

On October 5, 2006, Platinum and Tandem announced that the proposed merger had been terminated, and announced a restructured transaction from a merger transaction to an acquisition of the assets of Tandem’s operating subsidiary TEC, pursuant to a plan of reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. As a part of the new Asset Acquisition Agreement and Plan of Reorganization, dated October 4, 2006, Platinum Energy will acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million Platinum shares to TEC shareholders.

On October 26, 2007, the sale of TEC’s assets to Platinum was consummated and closed. The total number of shares received by TEC was 7,692,308, based on $60 million divided by the per share cash value of the Platinum IPO trust account at the time of closing. The per share cash value was $7.80 as of the closing date. Under the terms of the agreement, TEC has liquidated and distributed its assets, consisting solely of the Platinum shares to Tandem, and Platinum has agreed to register such shares with the Securities and Exchange Commission. Once the registration of the shares is complete, Tandem will distribute the Platinum shares to Tandem’s shareholders.

Note 13 — Litigation

As discussed in Note 3, in early March, 2005, Tandem, whose board was comprised solely of one of its promoters, Lyle Mortensen, issued 20 million restricted shares of its common stock to Mr. Mortensen. Some of these shares were subsequently transferred by Mr. Mortensen to others including principals of TEC and Shamrock, Tim Culp, Dyke Culp and Jack Chambers, in late March, 2005. Concurrently, Mr. Mortensen resigned as a director and officer of Tandem. Tandem’s board cancelled all of the 20 million shares on the grounds that the stock was issued without consideration from Mr. Mortensen, in that the shares were originally issued in fulfillment of a planned acquisition of TEC/Shamrock by a Texas corporation formed by Mr. Mortensen to facilitate a contemplated merger of the new Texas corporation and Tandem. This contemplated merger never occurred. All of the cancelled shares were returned to Tandem, except for 2.878 million shares controlled by Mr. Mortensen. Management of Tandem believes that all of the shares controlled by Mr. Mortensen are null and void and has instructed its common stock transfer agent to place a hold on the Mr. Mortensen common stock certificates. On May 17, 2006, Tandem received notification from a third party claiming to be a “holder in due course” of a certificate representing 2.7 million shares of Tandem common stock controlled by Mr. Mortensen and a demand that certificate be reissued without a restrictive legend as 2.7 million free-trading shares. Management of Tandem has and will continue to vigorously contest the third party claim.

On May 23, 2006, Tandem filed a lawsuit in Nevada District Court against Tandem’s transfer agent, the third party and three other defendants. The third party, as well as the three other defendants, successfully challenged the jurisdiction of the Nevada court over them and were therefore able to be excluded from the lawsuit, which proceeded without them and resulted in the court rendering a judgment that the certificates evidencing the shares are invalid and void and directing Tandem’s transfer agent to void the certificates if presented for transfer, as well as enjoining the transfer agent from transferring the certificates if so presented.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 13 — Litigation - (Continued)

The third party filed a competing lawsuit against Tandem and Platinum in the Florida Circuit court on or about June 14, 2006, seeking a declaration by the court that Tandem’s cancellation of the shares was improper and that the third party is the rightful owner of the shares, and an injunction prohibiting Tandem and Platinum from taking any action in detriment to his alleged rights in and to the shares. Tandem challenged the jurisdiction of the Florida court over it since it has had no contact with the state of Florida, and was successful in getting the judge in that lawsuit to enter an order dismissing the entire complaint filed by the third party on the grounds that the court did not have jurisdiction over the matter. The third party then sought approval of the court to file an amended complaint, but prior to any ruling by the court, the third party dismissed his lawsuit. On June 12, 2007, the third party filed a lawsuit in the United States District Court for the Western District of Texas, Midland-Odessa Division, against Tandem, TEC, and Messrs. Yocham, Culp, Chambers and Cunningham, and Tandem's transfer agent alleging conversion and conspiracy to convert with respect to the certificate representing the 2.7 million shares, and the Tandem, TEC and the other defendants in this lawsuit are vigorously contesting these allegations. Accordingly, based on SFAS No. 5, Accounting for Contingencies, no liability has been recorded in the accompanying consolidated financial statements.

On September 25, 2006, Tandem filed a lawsuit against Mr. Mortensen and Mr. Mortensen’s corporate affiliate in the Judicial District Court in Tarrant County, Texas, the domicile of Mr. Mortensen and his affiliate, seeking a declaration by the court that the certificates issued to Mr. Mortensen and subsequently transferred to his affiliate are void, that the certificates were properly cancelled by Tandem and that the transfer agent is authorized to cancel and destroy the certificates. In addition, Tandem is seeking a temporary and permanent injunction against Mr. Mortensen, his affiliate and any other person in possession of the certificates prohibiting any transfer or other disposition of the certificates and ordering that they be cancelled. An answer in this lawsuit was filed by Mr. Mortensen and his affiliate, and Tandem is now proceeding with a vigorous prosecution of this case.